As Filed with the Securities and Exchange Commission on August 22, 2002.

                                               File No. 811-21131
                                                        333-91324

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

Name: John Hancock Preferred Income Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      101 Huntington Avenue
      Boston, Massachusetts 02199

Telephone Number (including area code):  (617) 375-1500

Name and address of agent for service of process:

      Susan S. Newton, Secretary
      John Hancock Preferred Income Fund
      101 Huntington Avenue
      Boston, Massachusetts 02199

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES      |X|                                NO | |



                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the undersigned has caused this Notification of Registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 22nd day of August, 2002.


                        JOHN HANCOCK PREFERRED INCOME FUND

                        /s/ Maureen R. Ford
                        -------------------
                        Maureen R. Ford
                        President

Attest:

/s/ Susan S. Newton
-------------------
Susan S. Newton
Secretary